Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

January 10, 2024

iBio, Inc.

8800 HSC Parkway

Bryan, Texas 77807

Ladies and Gentlemen:

We have acted as counsel to iBio, Inc., a Delaware corporation  (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (“Registration Statement”) with the Securities and Exchange Commission relating to the offer and sale of up to 1,200,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the iBio, Inc. 2023 Omnibus Incentive Plan (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined the following documents: (i) the certificate of incorporation of the Company, as amended (ii) the second amended and restated bylaws of the Company; (iii) resolutions of the Company’s Board of Directors and stockholders; (iv) the Registration Statement; (v) the Plan; and (vi) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. As to various questions of fact material to such opinion, we have relied upon statements or certificates of officials and representatives of the Company and others. In rendering this opinion, we have assumed that (i) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate such issuance; and (ii) the per share consideration received by the Company in exchange for the issuance of any Shares shall not be less than the par value per share of the Company’s Common Stock.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule, or regulation.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold and issued in the manner and for the consideration contemplated by the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof and is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP
Blank Rome LLP

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